EXHIBIT 5

New York Menlo Park Washington DC London Paris	Madrid Tokyo Beijing Hong Kong

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017

June 24, 2010

CVS Caremark Corporation
One CVS Drive
Woonsocket, RI 02895

Ladies and Gentlemen:

We have acted as special counsel for CVS Caremark Corporation (the “Company”) in connection with the Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Company under the Securities Act of 1933, as amended (the “1933 Act”), relating to the authorization of the issuance of 15,000,000 shares (the “ESPP Shares”) of the Company’s common stock, par value $0.01 per share, deliverable pursuant to the CVS Caremark Corporation 2007 Employee Stock Purchase Plan (the “ESPP Plan”) and 74,000,000 shares (“ICP Shares,” and together with the ESPP Shares, the “Shares”) of the Company’s common stock, par value $0.01 per share, deliverable pursuant to the CVS Caremark Corporation 2010 Incentive Compensation Plan (“ICP Plan,” and together with the ESPP Plan, the “Plans”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments relating to the issuance of the Shares as we have deemed necessary for the purposes of rendering the opinion expressed herein.

Upon the basis of the foregoing, we are of the opinion that the Shares, when delivered in accordance with the Plans upon receipt by the Company of adequate consideration therefor, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Davis Polk & Wardwell